Exhibit 99.1

NEWS RELEASE for August 3, 2004 at 4:00 p.m. EDT

Contact:
Allen & Caron Inc
Michael Lucarelli (investors)	Len Hall (media)
212-691-8087	949-474-4300
m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES 2OO4 SECOND QUARTER,

SIX-MONTH RESULTS

Year-Over-Year Revenues Up 27.5 Percent in Second Quarter, 12.3 Percent in Six Months,

Company Provides Guidance for 2004

SO. ST. PAUL, MN (August 3, 2004) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, today announced results for its second quarter and six months ended June 30, 2004.  Revenues were up 27.5 percent in the second quarter and 12.3 percent in the six months, compared to the prior-year periods as the Company continued implementing several key initiatives designed to accelerate top-line growth.

 Revenue for the second quarter of 2004 was $10.1 million and the net loss was $2.0 million, or $0.06 loss per share, compared to revenue of $7.9 million and a net loss of $2.4 million, or $0.09 loss per share in the same period of 2003.

Revenue for the first six months of 2004 was $20.8 million and the net loss was $5.7 million, or $0.18 loss per share, compared to revenue of $18.6 million and a net loss of $2.3 million or $0.08 loss per share in 2003. The results of the six months of 2004 were negatively affected by a non-operating charge of $2.6 million to recognize realized and unrealized losses on an investment in common shares of Applied Digital (Nasdaq: ADSX) that we received in March 2004. Applied Digital is a majority owner of Digital Angel Corporation.

Revenue for the Company’s Animal Applications segment of the business increased 17.8 percent, from $5.2 million to $6.1 million in the second quarter, and 1.5 percent, from $13.0 million to $13.2 million, in the first six months of 2004 compared to the prior year periods. In the GPS and Radio Communications segment, revenue increased by 45.9 percent, from $2.7 million to $4.0 million in the second quarter, and by 37.5 percent, from $5.6 million to $7.7 million, for the first six months of 2004 compared to the year earlier periods. The increases in the GPS and Radio Communications segment were primarily due to increased revenue at the Signature Industries subsidiary based in the United Kingdom, and new revenue from Outerlink Corporation, which was purchased in January.

MORE-MORE-MORE

“Our animal applications business, particularly the livestock tracking segment, is certainly what Digital Angel is best known for because we have been in that industry for more than 50 years.” said Chief Executive Officer Kevin McGrath. “In addition, our livestock business has gotten national attention because of concerns about mad-cow disease and our related strengths in providing the technology necessary for a national livestock identification system. In that regard, we are working closely with the U.S. Department of Agriculture toward implementing an effective national cattle tracking program.”

“However, we have a broader business than livestock tracking,” McGrath added. “We have a national pet identification business in partnership with Schering-Plough that has significant upside potential; a subsidiary based in the United Kingdom, Signature Industries, that manufactures a sophisticated search-and-rescue beacon device for military pilots; and we recently acquired Outerlink Corporation, which brought us another valuable asset in its tracking and communication systems for helicopters, among other high-valued assets. We are confident all our divisions will be significant growth engines for us in the near future.”

The company projects that revenue from its current operations is expected to be approximately $45 million, that it will be EBITDA positive in both the 3rd and 4th quarters, and that it will reach operational cash-flow breakeven by the 4th quarter.

In April, Digital Angel concluded the sale of certain assets of its Medical Systems unit to MedAire Inc. for $420,000 in addition to MedAire assuming certain liabilities and other financial considerations. In late July, after the conclusion of the second quarter, Digital Angel sold the Medical Systems segment’s land and buildings in a separate transaction for $1.5 million.  Net cash received on the sale, after paying off the related building mortgage, was approximately $0.4 million.

“One of our most important goals this year has been to look closely at our varied assets and determine what we should divest and where we should deploy our resources in order to realize near-term revenue growth and profitability,” said CFO James P. Santelli. “The sale of our Medical Systems unit was the result of that initiative, as was the purchase of Outerlink. Our entire management team believes we are now better focused on the types of businesses where we can excel and deliver substantial value to our shareholders.”

Results Conference Call

A conference call for institutional investors to discuss the results for the first quarter of fiscal year 2004 will take place today at 4:15 PM EDT, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.DigitalAngelCorp.com Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available immediately and continue for five days.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital, Inc. (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that recent changes in the Company’s senior  management could have an adverse effect on the Company’s financial results that the Company’s stockholders will experience dilution if certain debt owned by the Company is converted into common stock; the risk of foreclosure on substantially all of the Company’s assets; that the Company’s majority stockholder, Applied Digital Solutions, Inc. is able to completely control the board of directors and may support actions that conflict with the interests of other stockholders; that the Company’s earnings will decline if it writes off additional goodwill and other intangible assets; that exercises of the Company’s options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, the Company’s inability to generate income, the Company’s ability to maintain patent and trade secret protection, domestic and foreign government regulation, the Company’s sales to government contractors of animal identification products, dependence on a single production arrangement for its patented syringe-injectable microchips, dependence on principal customers, competition in the visual and electronic identification markets, foreign currency rate fluctuation, dependence on a small team of senior management and the Company’s ability to develop, integrate, miniaturize and market the Digital Angel TM  technology.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2003.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

Condensed Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Total Current Assets	$16,804	$13,638
Property and Equipment, net	6,198	6,528
Goodwill and Other Intangible Assets, net	53,297	45,119
Other Assets, net	1,097	942
Total Assets	$77,396	$66,227

Current Liabilities	$14,228	$14,926
Long-Term Debt and Notes Payable	1,975	2,818
Deferred Revenue	599	—
Minority Interest	3	—
Stockholders’ Equity	60,591	48,483
Total Liabilities and Stockholders’ Equity	$77,396	$66,227

Statement of Operations Data

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)
Total Revenue, net	$10,070	$7,901	$20,841	$18,555
Gross Profit	4,156	2,931	8,685	8,054
Net Loss	(1,989)	(2,377)	(5,733)	(2,267)
Net Loss per Common Share (basic and diluted)	(0.06)	(0.09)	(0.18)	(0.08)
Weighted average number of common shares outstanding (basic and diluted)	32,691	26,856	31,604	26,760

Selected Cash Flow Data

(in thousands)

	For the Six Months Ended June 30,
	2004	2003
	(Unaudited)
Net Cash Used In Operating Activities	$(3,007)	$(2,293)
Net Cash Provided by (Used) in Investing Activities	2,833	(523)
Net Cash (used in) Provided by Financing Activities	(53)	2,602
Net Decrease in Cash and Cash Equivalents	(224)	(214)

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